Exhibit 99
ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951
Investor Relations:	Integrated Corporate Relations, Inc.
Brendon Frey/Chad Jacobs
(203) 682-8200
Media Relations:	Integrated Corporate Relations, Inc.
Megan McDonnell
(203) 682-8200
ROCKY BRANDS REPORTS PRELIMINARY SECOND QUARTER RESULTS
— Company Refinances $30 Million Term Loan —
NELSONVILLE, Ohio, July 13, 2006 — Rocky Brands, Inc. (Nasdaq: RCKY) today announced preliminary financial results for its second quarter ended June 30, 2006.
For the second quarter of 2006, the Company stated that based on preliminary, unaudited financial results, Rocky Brands expects to report net sales of approximately $57 million versus record net sales of $65.5 million in the second quarter of 2005. It is important to note that the second quarter of 2005 included approximately $5.8 million of footwear sales to the military compared to zero footwear sales to the military in the second quarter of 2006. The Company also expects to report a diluted loss per share of between ($0.05) to ($0.10), versus diluted earnings per share of $0.50 last year.
Mike Brooks, Chairman and Chief Executive Officer, commented, “Our sales for the second quarter were negatively impacted primarily by weaker than expected results in our outdoor business for the month of June. We continue to experience softness in our traditional camouflage hunting apparel, coupled with challenges in our outdoor footwear, including increased competition and a shift in retail buying patterns. We are working hard to enhance our product assortment and improve our merchandising strategy in order to reinvigorate the top-line performance of our entire outdoor category. Importantly, our work, western and duty businesses combined were up double digits on a percentage basis year-over-year.”
The Company also announced that it has refinanced the six-year, $30 million term loan it entered into with American Capital Strategies in January 2005. Rocky Brands stated that it has refinanced $15 million of the term loan with GMAC Commercial Finance at an interest rate of LIBOR plus 3.0% and the remaining $15 million of the term loan with American Capital Strategies at an interest rate of LIBOR plus 6.5%. The interest rate on the original $30 million term loan with American Capital Strategies was at an interest rate of LIBOR plus 8.0%. Because of the refinancing, Rocky Brands will incur a charge of approximately $400,000 or $0.05 per diluted share in the second quarter of 2006 relating to the write off of prepaid financing charges incurred in the initial debt agreement. This charge is included in the Company’s expectation of a diluted loss per share of between ($0.05) to ($0.10) for the second quarter of 2006.
Mr. Brooks continued, “We are very pleased to have refinanced a portion of our debt at more favorable terms, particularly as the recent rise in interest rates has significantly increased our interest expense versus a year ago. We expect to realize net savings of approximately $1.0 million over the life of the loan with the majority of the savings coming in the next two years.”

Rocky Brands will report actual second quarter 2006 results and update its 2006 guidance on July 27, 2006. A conference call to review second quarter 2006 financial results and discuss fiscal 2006 guidance will be broadcast live over the internet on Thursday, July 27, 2006 at 4:30 pm Eastern Time and may be accessed through Rocky Brands’ website, www.rockybrands.com. To listen to the webcast, please go to the website at least 15 minutes prior to the start time to register and download the necessary software.
About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Zumfoot® and Michelin®.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding expected net sales and expected earnings per share (paragraph 2) and expected interest expense savings (paragraph 5 ). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the completion and auditor review of the financial statements for the second quarter of 2006 and the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005 (filed March 16, 2006) and quarterly report on Form 10-Q for the quarter ended March 31, 2006 (filed May 10, 2006). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.